Exhibit 11

                 HOMESTAKE MINING COMPANY AND SUBSIDIARIES
               Computation of Earnings Per Share (unaudited)
                 (In thousands, except per share amounts)
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

                                     Three Months Ended March 31,
                                           1995           1994
                                        --------       --------
PRIMARY

Earnings:
  Net income applicable to primary
    earnings per share calculation      $  6,560       $ 24,214
                                        ========       ========

Weighted average number of shares
  outstanding                            137,816        137,675
                                        ========       ========

Net income per share - primary          $   0.05       $   0.18
                                        ========       ========


FULLY DILUTED

Earnings:
  Net income                            $  6,560       $ 24,214
  Add: Interest relating to 5.5%
         convertible subordinated
         notes, net of tax                 1,630          1,630
       Amortization of issuance
         costs relating to 5.5%
         convertible subordinated
         notes, net of tax                   111            111
                                        --------       --------
  Net income applicable to fully
    diluted earnings per share
    calculation                         $  8,301       $ 25,955
                                        ========       ========

Weighted average number of shares
  outstanding:
  Common shares                          137,816        137,675
  Additional shares relating to
    conversion of 5.5% convertible
    subordinated notes                     6,505          6,505
                                        --------       --------
                                         144,321        144,180
                                        ========       ========

Net income per share - fully
  diluted (a)                           $   0.06       $   0.18
                                        ========       ========

  (a) This calculation is submitted in accordance with Regulation
      S-K item 601 (b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.
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